Exhibit (c)(5)

DRAFT

STRICTLY CONFIDENTIAL

Board of Directors Discussion Materials

August 3, 2009

Disclaimer

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of FINRA and SIPC, and, in other jurisdictions, locally registered entities.

Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed.

These materials have been prepared by Centerview Partners LLC (“Centerview”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a subsidiary of Bank of America Corporation (“Merrill Lynch” and, together with Centerview, the “Advisors), for the client or potential client to whom such materials are directly addressed and delivered (the “Company”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with the Advisors. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by the Advisors. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. 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Bank of America Corporation and its affiliates (collectively, the “BAC Group”) comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and strategic advisory services and other commercial services and products to a wide range of corporations, governments and individuals, domestically and offshore, from which conflicting interests or duties, or a perception thereof, may arise. In the ordinary course of these activities, parts of the BAC Group at any time may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in debt, equity or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, potential counterparties or any other company that may be involved in a transaction. Products and services that may be referenced in the accompanying materials may be provided through one or more affiliates of Bank of America Corporation. The BAC Group has adopted policies and guidelines designed to preserve the independence of its research analysts. These policies prohibit employees from offering research coverage, a favorable research rating or a specific price target or offering to change a research rating or price target as consideration for or an inducement to obtain business or other compensation. The BAC Group are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow it to identify the Company in accordance, as applicable, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and such other laws, rules and regulations as applicable within and outside the United States. The Advisors do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply. Copyright 2009 Bank of America Corporation.

Bank of America

Merrill Lynch

Center View Partners

Executive Summary

Project Background

?Centerview and Bank of America Merrill Lynch were engaged by PepsiCo, Inc. (“PepsiCo”) as financial advisors to pursue a potential acquisition of the shares it does not already own in The Pepsi Bottling Group, Inc. (“PBG”) and PepsiAmericas, Inc. (“PAS”) ?PepsiCo’s ownership is currently:

– 37.0% economic(1) and 39.6% voting interest of PBG(2)

– 43.4% economic and voting of PAS(3)

?PepsiCo will pursue acquisitions of PBG and PAS as follows:

– To acquire PBG at a price of $36.50 per share, comprised of $18.25 per share in cash and 0.3216x shares of PepsiCo common stock

• This represents a 44.8% premium to the unaffected stock price as of April 17, 2009, and a 27.6% premium to the adjusted unaffected stock price(4)

• Since April 17th, PBG’s 2009E EPS guidance has increased by approximately 5-6%(5)

– To acquire PAS at a price of $28.50 per share, [comprised of             ]

• This represents a 43.4% premium to the unaffected stock price as of April 17, 2009, and a 26.2% premium to the adjusted unaffected stock price(4)

• Since April 17th, PAS’s 2009E EPS guidance has increased by approximately 1-2%(6)

?PepsiCo has requested Centerview and Bank of America Merrill Lynch to opine as to whether the transaction consideration paid to shareholders other than PepsiCo and its subsidiaries in each transaction is fair, from a financial point of view, to PepsiCo

Notes:

(1) Economic ownership calculated using PepsiCo ownership of 70.2 million of the 215.5 million basic PBG common shares outstanding, which is applied to PBG’s ownership of 93.4% of Bottling LLC and added to PepsiCo’s direct holding of 6.6% of Bottling LLC. Share information from PepsiCo management.

(2) Based on PepsiCo ownership of 70.1 million shares of common stock which are entitled to one vote per share and 100,000 shares of Class B common stock which are entitled to 250 votes per share. PepsiCo voting interest calculated based on 215.5 million shares of PBG common stock which represent 240.4 million votes.

(3) Economic ownership based on 54.0mm shares of the 124.5mm basic shares outstanding. Share information from PepsiCo management. (4) Based on $28.62 for PBG and $22.57 for PAS, which represent unaffected closing prices adjusted for the 13.6% increase in the S&P 500 index since April 17, 2009.

(5) Based on current 2009E guidance of “at the high end” of $2.30 to $2.40 vs. 2009E guidance on April 22, 2009 of $2.20 to $2.30. (6) Based on current 2009E guidance of $1.87 to $1.94 vs. 2009E guidance on April 29, 2009 of $1.83 to $ 1.90.

Bank of America

Merrill Lynch

Center View Partners

Summary of Key Events

Date	Event		Stock Price PEP	PBG	PAS
April 20, 2009	■ PepsiCo proposes to acquire all the shares it does not already own in PBG and PAS at a value of $29.50 per share for PBG, $23.27 per share for PAS and 50% cash/50% stock consideration for each ■ Announces pre-tax synergies of more than $200 million and earnings accretion of at least 15 cents per share when synergies are fully realized	Day Prior	$52.13	$25.20	$19.88
		Day Of	$49.86	$30.73	$25.04
April 22, 2009	■ PBG announces first quarter earnings above Street estimates and raises 2009 earnings guidance	Day Prior	$49.35	$30.16	$24.54
		Day Of	$47.98	$30.32	$24.30
May 4, 2009	■ PBG announces that its Board rejected PepsiCo's proposal as "grossly inadequate" based on the unanimous recommendation of its Special Committee ■ PBG also announces that its Board has approved adoption of a stockholder rights plan, retention arrangements for certain key employees and amendments to PBG's bylaws regarding notice and informational requirements for stockholder actions	Day Prior	$49.79	$31.41	$24.42
		Day Of	$49.10	$31.50	$24.49
May 7, 2009	■ PAS announces that its Board unanimously determined that PepsiCo's proposal is "not acceptable and not in the best interests of the Company's shareholders"	Day Prior	$49.72	$32.05	$25.20
		Day Of	$49.49	$32.18	$25.27
May 11, 2009	■ PepsiCo files suit against PBG and certain of its directors alleging PBG intentionally failed to provide notice of a recent PBG Board meeting to the PBG directors affiliated with PepsiCo	Day Prior	$49.75	$32.20	$25.48
		Day Of	$49.58	$32.03	$25.24
June 2, 2009	■ PBG raises second quarter and 2009 earnings guidance, and hosts a conference call to discuss PepsiCo's proposal ■ On the conference call, PBG states its belief that synergies from the transaction are in the $750-$850 million range	Day Prior	$53.13	$33.21	$26.34
		Day Of	$55.37	$34.17	$26.92
Late June and Early July 2009	■ Private discussions between PepsiCo, PBG and PAS lead PepsiCo to raise its internal pre-tax synergies estimate to $300 million	NA			
		NA			
July 14, 2009	■ PepsiCo's and PBG's principals meet in private; PepsiCo raises its offer to $34.50 per share	Day Prior	$55.67	$32.90	$26.26
		Day Of	$56.09	$33.21	$26.34
July 31, 2009	■ PepsiCo and PBG tentatively agree to key economic terms in private, subject to due diligence and negotiation of documentation	Day Prior	$56.60	$33.80	$26.69
		Day Of	$56.75	$33.95	$26.78
August 1, 2009	■ PepsiCo and PAS tentatively agree to key economic terms in private, subject to due diligence and negotiation of documentation	Day Prior	$56.75	$33.95	$26.78
		Day Of	NA	NA	NA

Bank of America Merrill Lynch
CENTERVIEW PARTNERS

4

Implied Multiples and Premiums Paid

	PBG	PAS
Offer Price	**$36.50**	**$28.50**
Fully Diluted Public Shares [1] (mm)	**226.5**	**127.9**
Less: P Holding [2] (mm)	(70.2)	(54.0)
Publicly Held Shares (mm)	**156.3**	**73.9**
Offer Value for Public Shares	**$5,706**	**$2,105**
Implied Total Offer Value (100%)	8,267	3,644
Plus: Net Debt [3]	6,546	2,432
Enterprise Value	**$14,813**	**$6,076**
Premium to:		
Current [4]	7.5%	6.4%
Unaffected Price [5]	44.8%	43.4%
Adjusted Unaffected [6]	27.6%	26.2%

	PBG Statistic [7]	PBG Multiple	PAS Statistic [7]	PAS Multiple
FY 2009E Revenue	$13,697	1.08x	$4,805	1.26x
FY 2009E EBITDA	$1,834	8.1x	$690	8.8x
FY 2009E P/E	$2.34	15.6x	$1.88	15.2x

Note: Dollars in millions, except per share amounts. Prices as of July 31, 2009.

(1) PBG shares based on 28.0 million options outstanding with a weighted average strike price of $26.50 and 3.4 million shares of restricted stock. PAS shares based on 1.6 million options outstanding with a weighted average strike price of $15.38 and 2.7 million shares of restricted stock. Source: Public filings.

(2) Per PepsiCo management guidance. PepsiCo voting ownership in PBG is 40% and PepsiCo economic ownership (adjusted for 6.6% direct interest in Bottling LLC) in PBG is 37%. PepsiCo ownership in PAS is 43%. All ownership calculations based on basic shares.

(3) As of second quarter end 2009. Source: Public filings.

(4) PBG closing price of $33.95 and PAS closing price of $26.78 as of July 31, 2009.

(5) PBG closing price of $25.20 and PAS closing price of $19.88 as of April 17, 2009.

(6) Based on $28.62 for PBG and $22.57 for PAS, which represent unaffected closing prices adjusted for the 13.6% increase in the S&P 500 index since April 17, 2009.

(7) Projections per PepsiCo management guidance.

Bank of America Merrill Lynch
Centerview Partners
5

Implied Impact to PepsiCo: Acquisition of PBG Only, PAS Only and PBG & PAS Together

Pro Forma – PBG Only(1) Pro Forma – PAS Only(1) Pro Forma – PBG and PAS 50% Cash/50% Stock PBG;

50% Cash/50% Stock 100% Stock 50% Cash/50% Stock 50% Cash/50% Stock for Both 100% Stock PAS

PBG Offer Price per Share $36.50—- $36.50 $36.50

PBG Implied Prem. To Current 7.5%—- 7.5% 7.5%

PBG Implied Prem. To Unaffected 44.8%—- 44.8% 44.8%

PAS Implied Offer Price per Share—$28.50 $28.50 $28.50 $28.50

PAS Implied Prem. To Current—6.4% 6.4% 6.4% 6.4%

PAS Implied Prem. To Unaffected—43.4% 43.4% 43.4% 43.4%

2010E ($0.01) ($0.02) $0.00 $0.01 $0.03

EPS Accretion / (Dilution)—$ 2011E $0.05 $0.02 $0.04 $0.08 $0.11

2012E $0.08 $0.02 $0.05 $0.12 $0.15

Source: PepsiCo management.

Note: Assumes 6.0% cost of debt, transaction closes 12/31/09. Assumes $300mm of gross synergies. Assumes PepsiCo resumes $2bn buyback from 2009 in 2010.

(1) Allocation of 70% and 30% of the $300mm of gross synergies to PBG and PAS, respectively, per PepsiCo management guidance. Allocation of one-time costs, dis-synergies, and investment spending also allocated based on PepsiCo management.

Bank of America

Merrill Lynch

Center View Partners 6

Overview of PBG and PAS

Sales and EBIT Geographic Breakdown

PBG PAS

Caribbean Mexico 10% 5% Europe 15% CEE 26%

2008A Sales

75% 69% U.S.

North America(1)

$13,796mm $4,937mm

Mexico Caribbean (2)

6% 1% Europe 9% CEE 32%

2008A EBIT

67% U.S.

85%

North America(1) $1,149mm (3) $496mm (3)

Source: Company filings and PepsiCo management.

(1) Includes US and Canada. 8 (2) On July 6, 2009, Caribbean business contributed to joint venture with Central America Beverage Corporation (CABCORP).

(3) Adjusted for restructuring, impairments and other non-recurring expenses.

Bank of America

Merrill Lynch

Center View Partners 8

PBG and PAS Stock Price Performance

PBG PAS

PBG’s Closing Stock Price Price PAS’s Closing Stock Price Price High Mean Low Perf. High Mean Low Perf.

Pre-Announcement: Pre-Announcement:

3-Month $25.20 $20.84 $17.02 27.1% 3-Month $19.90 $17.19 $15.04 20.1%

6-Month 25.20 20.69 16.49 6.1% 6-Month 20.75 17.65 15.04 18.3%

$40.00 1-Year 34.61 25.41 16.49 (26.1%) $40.00 1-Year 26.87 20.17 15.04 (26.0%)

Post-Announcement: Post-Announcement:

Since Offer $34.17 $32.74 $30.16 10.5% Since Offer $27.14 $25.96 $24.30 6.9% Current:

$35.00 $35.00

$33.95

$30.00 $30.00

Current: Closing Price Pre-

$26.78 Announcement (4/17/09):(1) $25.20 Closing Price Pre-

$25.00 $25.00 Announcement (4/17/09):(1) $19.88

$20.00 $20.00

$15.00 $15.00

$10.00 $10.00

4/08 6/08 7/08 9/08 11/08 1/09 2/09 4/09 6/09 7/09 4/08 6/08 7/08 9/08 11/08 1/09 2/09 4/09 6/09 7/09

9 Source: FactSet as of July 31, 2009.

(1) Initial offer prices for PBG and PAS on April 20, 2009 were $29.50 and $23.27, respectively.

Bank of America

Merrill Lynch

Center View Partners

PBG and PAS Recent Financial Performance

PBG

Recent Financial Performance

	FYE December,			'06A -'08A
	2006A	2007A	2008A	CAGR
Sales	$12,730	$13,591	$13,796	4.1%
Growth	-	*6.8%*	*1.5%*	
Gross Profit	$5,830	$6,221	$6,210	3.2%
Growth	-	*6.7%*	*(0.2%)*	
Margin	*45.8%*	*45.8%*	*45.0%*	
EBIT	$1,017	$1,124[(1)]	$1,149[(2)]	6.3%
Growth	-	*10.5%*	*2.2%*	
Margin	*8.0%*	*8.3%*	*8.3%*	
EBITDA	$1,666	$1,793	$1,822	4.6%
Growth	-	*7.6%*	*1.6%*	
Margin	*13.1%*	*13.2%*	*13.2%*	
EPS	$2.16	$2.46	$2.27	2.6%
Growth	-	*13.9%*	*(7.6%)*	

PAS

Recent Financial Performance

	FYE December,			'06A -'08A
	2006A	2007A	2008A	CAGR
Sales	$3,972	$4,480	$4,937	11.5%
Growth	-	*12.8%*	*10.2%*	
Gross Profit	$1,608	$1,823	$1,982	11.0%
Growth	-	*13.4%*	*8.7%*	
Margin	*40.5%*	*40.7%*	*40.1%*	
EBIT	$370[(3)]	$442[(4)]	$496[(5)]	15.9%
Growth	-	*19.7%*	*12.2%*	
Margin	*9.3%*	*9.9%*	*10.1%*	
EBITDA	$563	$647	$701	11.5%
Growth	-	*14.9%*	*8.3%*	
Margin	*14.2%*	*14.4%*	*14.2%*	
EPS	$1.30	$1.70	$1.98	23.4%
Growth	-	*30.5%*	*16.7%*	

Source: Company filings.
Notes: Dollars in millions, except per share data.
(1) Excludes impact of $30 million pre-tax restructuring charge and $23 million pre-tax Full Service Vending rationalization charge.
(2) Excludes impact of $412 million Mexico impairment and $88 million of restructuring charges.
(3) Excludes impact of $14 million pre-tax restructuring charge.
(4) Excludes impact of $6 million pre-tax restructuring charge.
(5) Excludes impact of $23 million pre-tax restructuring charge.

Bank of America Merrill Lynch
CENTERVIEW PARTNERS
10

Implied Valuation Analysis

Implied Valuation Overview

In performing its implied valuation of PBG and PAS, Centerview and Bank of America Merrill Lynch considered the following indicators of implied value:

?Equity analyst stock price targets (both pre-announcement on April 20th and current) ?Publicly-traded comparable company analysis ?Discounted cash flow analysis ?Acquisition comparables analysis ?Precedent squeezeout premiums

12

Bank of America

Merrill Lynch

Center View Partners

PBG – Preliminary Implied Valuation Overview



$60.00
50.00
40.00
30.00
20.00
10.00
0.00
$35.10
$15.78
$31.00
$20.00
$39.00
$33.00
$36.00
$28.50
$52.50
(with synergies) (3)
$44.25
$33.25
$48.25
$33.75
$34.00
$31.50
Offer: $36.50
Unaffected: $25.20

Methodology:	**Unaffected 52-Week Trading Range** (1)	**Pre-Announcement Research Price Targets** (2)	**Current**	**Public Comparables**	**Discounted Cash Flow**	**Acquisition Comparables**	**Precedent Squeezeout Premiums** (4)
Key Assump.:	Low - High $15.78 - $35.10	Low - High $20.00 - $31.00	Low - High $33.00 - $39.00	Multiple Range 7.0x - 8.0x 2009E EBITDA $1,834mm(5)	Illustrative Discount Rate 7.0% - 8.0% Illustrative Perp. Growth 1.5%	Multiple Range 8.0x - 10.0x LTM EBITDA $1,769mm	Premium Range 25.0% - 35.0%

Source: Projections and synergies based on PepsiCo management estimates.
Note: Dollars in millions, except per share amounts. Shares prices rounded to the nearest $0.25, except for 52-week trading range.
(1) Represents unaffected intraday prices for 52 weeks prior to April 17, 2009.
(2) Analyst price targets as of April 17, 2009 exclude Davenport & Co as an outlier. Analyst price targets as of July 31, 2009 exclude JPMorgan's price target, which is based solely on PBG fundamentals.
(3) Assumes discounted cash flow analysis of synergies at illustrative 7.75% blended discount rate and 1.5% perpetuity growth rate is split 70% / 30% between PBG and PAS, respectively, per PepsiCo management.
(4) Based on premium to 1-day unaffected stock price.
(5) Source: PepsiCo management guidance.

Bank of America Merrill Lynch
CENTERVIEW PARTNERS

13

PAS – Preliminary Implied Valuation Overview



$40.00
30.00
20.00
10.00
0.00
$27.02
$14.51
$24.00
$14.00
$29.00
$21.00
$24.25
$18.75
$35.50
(with synergies) (2)
$29.25
$22.25
$34.75
$24.00
$26.75
$24.75
Offer: $28.50
Unaffected: $19.88

Methodology:	52-Week Trading Range (1)	Pre-Announcement Research Price Targets	Current Research Price Targets	Public Comparables	Discounted Cash Flow	Acquisition Comparables	Precedent Squeezeout Premiums (3)
Key Assump.:	Low - High $14.51 - $27.02	Low - High $14.00 - $24.00	Low - High $21.00 - $29.00	Multiple Range 7.0x - 8.0x 2009E EBITDA(4) $690mm	Illustrative Discount Rate 7.5% - 8.5% Illustrative Perp. Growth 1.5%	Multiple Range 8.0x - 10.0x LTM EBITDA $688mm	Premium Range 25.0% - 35.0%

Source: Projections and synergies based on PepsiCo management estimates.
Note: Dollars in millions, except per share amounts. Shares prices rounded to the nearest $0.25, except for 52-week trading range.
(1) Represents unaffected intraday prices for 52 weeks prior to April 17, 2009.
(2) Assumes discounted cash flow analysis of synergies at illustrative 7.75% blended discount rate and 1.5% perpetuity growth rate is split 70% / 30% between PBG and PAS, respectively, per PepsiCo management.
(3) Based on premium to 1-day unaffected stock price.
(4) Source: PepsiCo management guidance.

Bank of America Merrill Lynch
CENTERVIEW PARTNERS

14

Equity Analyst Price Target Detail

PBG PAS

Price Target Price Target

Broker Name Pre-Announcement Current Broker Name Pre-Announcement Current

Bank of America—Merrill Lynch (1) $25.00 — Barclays Capital $14.00 $28.00 Barclays Capital 20.00 36.00 Credit Suisse 18.00 29.00 Citi 28.00 38.00 Deutsche Bank 24.00 27.00

Credit Suisse 24.00 35.00 Goldman Sachs (1) 18.00 —Deutsche Bank 28.00 34.00 HSBC 18.00 26.00

Goldman Sachs 27.00 33.00 J.P. Morgan 17.00 21.00

HSBC 27.00 36.00 UBS 21.00 27.00

(2) J.P. Morgan 25.00 29.00

Stifel Nicolaus — 37.00

UBS 31.00 39.00

Average $26.11 $35.22 Average $18.57 $26.33

Source: Bloomberg.

Note: Includes only analysts with published price targets. PBG estimates exclude Davenport & Co (unaffected target price of $37) as an outlier. 15 (1) Opinion currently suspended.

(2) Represents view on where PBG should be trading based on fundamentals.

Bank of America

Merrill Lynch

Center View Partners

Trading Comparables

Enterprise Value as a Multiple of

Share Market Enterprise Sales EBITDA P/E Multiple(3) P/E/G (4) EPS

(1) (2)

Company Price Value Value CY 2009E CY 2010E CY 2009E CY 2010E CY 2009E CY 2010E CY 2009E CY 2010E Growth

Coca-Cola Enterprises $18.79 $9,287 $17,734 0.81x 0.78x 6.9x 6.6x 12.5x 11.4x 1.36x 1.24x 9.2%

Dr Pepper Snapple Group 24.61 6,330 9,465 1.70 1.67 8.2 8.0 13.9 12.9 2.79 2.58 5.0%

PepsiAmericas (Unaffected) 19.88 2,555 4,987 1.04 1.01 7.4 7.1 11.0 10.3 2.44 2.28 4.5%

Pepsi Bottling Group (Unaffected) 25.20 5,419 11,793 0.88 0.84 6.7 6.6 11.5 10.5 2.06 1.88 5.6%

Source: Company filings, FactSet, Reuters Consensus Estimates and Wall Street research as of July 31, 2009. Note: PBG and PAS statistics shown as of April 17, 2009. Projections represent Street consensus as of April 17, 2009. (1) Equity Market Value = Fully Diluted Shares Outstanding (Treasury Method) * Closing Share Price.

(2) Enterprise Value = Equity Market Value + Preferred Equity at Liquidation Value (Incl. Redeemable) + Short-Term Debt + Long-Term Debt +

Minority Interest—Cash & Marketable Securities. 16 (3) Estimates obtained from Reuters and calendarized to December.

(4) Five year growth rates obtained from Reuters.

Bank of America

Merrill Lynch

Center View Partners

Discounted Cash Flow – PBG

Perpetuity Growth Methodology

Discount Rate	Impl. PV of Cash Flows 2009-2012	Impl. PV of Cash Flows 2013-2018 (1)		Implied PV of Terminal Value at Perpetuity Growth Rate 1.0%	1.50%	2.00%		Implied Enterprise Value 1.00%	1.50%	2.00%
7.00%	$2,492	$3,799		$10,161	$11,139	$12,314		$16,452	$17,430	$18,605
7.25%	2,483	3,742		9,552	10,434	11,484		15,776	16,658	17,708
7.50%	2,473	3,686	+	8,994	9,791	10,734	=	15,153	15,951	16,894
7.75%	2,464	3,632		8,481	9,205	10,055		14,577	15,301	16,150
8.00%	2,454	3,578		8,010	8,669	9,437		14,042	14,701	15,469

Discount Rate	Net Debt	Pensions (2)	Implied Equity Value per Share 1.00%	1.50%	2.00%	Implied Terminal EBITDA Multiple 1.00%	1.50%	2.00%
7.00%	$6,546	$679	$40.39	$44.35	$49.11	6.8x	7.5x	8.3x
7.25%	6,546	679	37.65	41.22	45.48	6.6	7.2	7.9
7.50%	6,546	679	35.13	38.36	42.18	6.3	6.9	7.5
7.75%	6,546	679	32.79	35.72	39.17	6.1	6.6	7.2
8.00%	6,546	679	30.62	33.29	36.41	5.8	6.3	6.9

Note: Dollars in millions, except per share data. Discounted to June 2009 using mid-year convention. Analysis uses PepsiCo management projections from 2009 – 2018.

(1) Assumes growth rate of 5.0% applied to adjusted 2012E free cash flow, per PepsiCo management. Free cash flow adjusted such that capital expenditures are equal to depreciation and amortization.

(2) Amount by which pension is underfunded, per 2008 10-K.

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Discounted Cash Flow – PAS

Perpetuity Growth Methodology

Discount Rate	Impl. PV of Cash Flows 2009-2012	Impl. PV of Cash Flows 2013-2018 (1)	Implied PV of Terminal Value at Perpetuity Growth Rate 1.00%	1.50%	2.00%	Implied Enterprise Value 1.00%	1.50%	2.00%
7.50%	$896	$1,463	$3,570	$3,887	$4,261	$5,929	$6,246	$6,620
7.75%	892	1,442	3,367	3,654	3,992	5,701	5,988	6,326
8.00%	889	1,420	3,180	3,441	3,746	5,489	5,750	6,055
8.25%	885	1,399	3,007	3,246	3,522	5,291	5,530	5,807
8.50%	882	1,379	2,847	3,065	3,317	5,107	5,326	5,578

Discount Rate	Net Debt	Pensions (2)	Implied Equity Value per Share 1.00%	1.50%	2.00%	Implied Terminal EBITDA Multiple 1.00%	1.50%	2.00%
7.50%	$2,432	$65	$26.85	$29.31	$32.22	6.5x	7.1x	7.8x
7.75%	2,432	65	25.08	27.31	29.93	6.3	6.8	7.5
8.00%	2,432	65	23.43	25.46	27.83	6.1	6.6	7.2
8.25%	2,432	65	21.90	23.75	25.90	5.9	6.3	6.9
8.50%	2,432	65	20.47	22.16	24.12	5.7	6.1	6.6

Note: Dollars in millions, except per share data. Discounted to June 2009 using mid-year convention. Analysis uses PepsiCo management projections from 2009 – 2018.

(1) Assumes growth rate of 5.0% applied to adjusted 2012E free cash flow, per PepsiCo management. Free cash flow adjusted such that capital expenditures are equal to depreciation and amortization.

(2) Amount by which pension is underfunded, per 2008 10-K.

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Discounted Cash Flow – $300 Million of Synergies

Based on PepsiCo management estimates

Perpetuity Growth Methodology

Implied PV of Implied PV of Terminal Value at

Discount Cash Flows Perpetuity Growth Rate Implied Equity Value of Synergies

Rate 2010-2012 1.00% 1.50% 2.00% 1.00% 1.50% 2.00%

7.00% $106 + $2,693 $2,953 $3,264 = $2,799 $3,059 $3,370

7.25% 105 2,567 2,805 3,087 2,672 2,909 3,192

7.50% 104 2,452 2,669 2,926 2,555 2,773 3,030

7.75% 102 2,344 2,544 2,779 2,447 2,647 2,882

8.00% 101 2,245 2,430 2,645 2,346 2,531 2,746

8.25% 100 2,153 2,323 2,522 2,252 2,423 2,622

8.50% 99 2,066 2,225 2,408 2,165 2,324 2,507

Source: PepsiCo management.

Note: Dollars in millions. Assumes $300 million of run-rate synergies. Analysis also includes an incremental $70mm in integration cash costs in 2010.

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Acquisition Comparables

Date Enterprise EV / LTM Announced Target Acquiror Value ($mm) Revenue EBITDA

Nov-08 Coca-Cola Amatil Lion Nathan(1) $6,094 2.35x 10.9x Nov-07 Sandora (Ukraine) PepsiCo / PepsiAmericas 679 2.55 NA Jun-07 Panamco (Colombia) Coca-Cola Femsa 3,594 1.43 7.7 Apr-06 Dr Pepper/Seven Up Bottling Group (55%) Cadbury 1,458 0.73 7.1 Oct-02 Pepsi-Gemex Pepsi Bottling Group 1,252 0.96 6.3 Apr-01 Hondo, Herbco Enterprises Coca-Cola Enterprises 1,300 1.42 10.7 Feb-01 Coca-Cola Bottlers Philippines San Miguel / Coca-Cola 1,243 1.98 7.3 Aug-00 PepsiAmericas Whitman 662 1.09 11.8 Oct-99 Coca-Cola Beverages Plc Hellenic Bottling 2,145 1.23 14.5 Sep-99 Dr Pepper Bottling of Texas Cadbury Schweppes / Carlyle Group 691 0.97 8.1 Sep-99 JSC Lebedyansky (Russia) PepsiCo / Pepsi Bottling Group 2,062 2.23 13.4

Mean 1.54x 9.8x Median 1.42 9.4

Source: Capital IQ, Company filings and press releases, FactSet and Wall Street research.

(1)	Lion Nathan withdrew proposal on 2/9/09.

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Precedent Squeezeout Premiums

Transactions announced since January 1, 2004 with U.S. targets and transaction values over $250 million

Ann. Date	Acquiror	Target	Deal Value	Initial Own.	Final Offer Premium Prior to Annoucement			Consid. Mix
					1-Day	1-Week	1-Month	
04/27/09	Atlas America	Atlas Energy Resources	$1,289	46.9%	0.3%[1]	7.5%[1]	32.3%[1]	Stock
08/12/08	Mitsubishi UFJ Financial Group	UnionBanCal	3,511	65.4%	26.3%	28.6%	80.4%	Cash
07/21/08	Roche Holding	Genentech	46,763	54.4%	16.1%	26.0%	27.1%	Cash
03/10/08	Nationwide Mutual Insurance	Nationwide Financial Services	2,204	66.3%	37.8%	28.7%	24.3%	Cash
10/23/07	Macquarie Infrastructure Partners; Goldman Sachs	Waste Industries USA	263	51.0%	33.5%	40.9%	32.8%	Cash
07/17/07	Alfa Mutual Insurance	Alfa	811	54.8%	44.7%	44.9%	29.8%	Cash
01/24/07	American International Group	21st Century Insurance Group	758	60.8%	34.6%	31.2%	24.9%	Cash
11/20/06	TD Bank Financial Group	TD Banknorth	3,006	58.0%	6.5%	8.4%	9.1%	Cash
10/09/06	VNU	NetRatings	327	60.5%	44.1%	45.0%	45.1%	Cash
09/14/06	Harbinger Capital Partners	Applica	261	40.1%	138.4%	129.8%	81.7%	Cash
02/06/06	Lafarge	Lafarge North America	3,293	53.2%	33.1%	33.6%	40.9%	Cash
11/22/05	Nestle	Dreyer's Grand Ice Cream Holdings	2,595	67.0%	0.7%[2]	0.7%[2]	1.1%[2]	Cash
09/12/05	Wachovia	WFS Financial	486	84.0%	13.8%[3]	11.5%[3]	24.7%[3]	Stock
09/01/05	Novartis	Chiron	4,988	44.0%	31.7%	35.9%	31.5%	Cash
09/01/05	Seven-Eleven Japan	7-Eleven	1,147	72.7%	32.3%	31.0%	10.3%	Cash
02/21/05	Novartis	Eon Labs	989	65.4%	11.0%[4]	7.8%[4]	42.9%[4]	Cash
01/27/05	Danisco	Genencor International	261	84.0%	22.3%[5]	18.7%[5]	19.9%[5]	Cash
01/18/05	Liberty Media International	UnitedGlobalCom	3,480	53.0%	(2.0%)	2.1%	0.5%	Cash/Stock
01/10/05	News Corp	Fox Entertainment Group	6,039	82.1%	20.0%	19.5%	23.6%	Stock
08/02/04	Cox Enterprises	Cox Communications	7,700	62.0%	26.0%	24.6%	25.2%	Cash
Max			**$46,763**		**138.4%**	**129.8%**	**81.7%**	
Mean			**4,509**		**28.6%**	**28.8%**	**30.4%**	
Min			**261**		**(2.0%)**	**0.7%**	**0.5%**	
Memo:								
04/20/2009	PepsiCo	PepsiAmericas	$6,076	43.0% [6]	43.4%	44.6%	79.6%	Stock [7]
04/20/2009	PepsiCo	Pepsi Bottling Group	14,813	33.1% [6]	44.8%	36.2%	71.0%	Cash/Stock

Source: Dealogic.
Note: Dollars in millions.
(1) Transaction pending. Premium based on initial offer price.
(2) Dreyers shareholders had the right to sell at $83.10 in 2006 and Nestle had the right to buy at $88 in 2007.
(3) Wachovia purchased Westcorp (owns 84% of WFS Financial) and the remaining 16% outstanding shares from the public on the same day.
(4) Novartis purchased Eon (owns 65.4% of Santo Holding) and the remaining 34.6% outstanding shares from the public on the same day.
(5) Danisco purchased the remaining 58% stake in Genencor (42% from Eastman Chemical and 16% from the public) on the same day.
(6) Represents PepsiCo ownership in PBG and PAS as of 4/17/2009 as disclosed in 2008 10-K's.
(7) Stock transaction with a cash election of up to 50% of total consideration.

21
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Implied Pro Forma Analysis

Key Transaction Assumptions

Price	▪ $36.50 per share for PBG ▪ $28.50 per share for PAS
Transaction Scenarios / Consideration	▪ Acquisition of PBG only – 50% cash / 50% stock consideration ▪ Acquisition of PAS only – 100% stock consideration ▪ Acquisition of PAS only – 50% cash / 50% stock consideration ▪ Acquisition of both PBG & PAS – 50% cash / 50% stock consideration for PBG, 100% stock consideration for PAS ▪ Acquisition of both PBG & PAS – 50% cash / 50% stock consideration for both PBG & PAS
Standalone Projections	▪ PepsiCo, PBG and PAS projections based on PepsiCo management estimates
Synergies	▪ $300 million of run-rate cost synergies phased in over three years based on PepsiCo management estimates ▪ Costs to achieve synergies and other dis-synergies based on PepsiCo management estimates ▪ Synergies allocated 70% to PBG and 30% to PAS where applicable, per PepsiCo management guidance
Purchase Accounting	▪ 10% of excess purchase price allocated to amortizable intangibles ▪ 15-year amortization period
Other	▪ New debt financing at illustrative interest rate of 6.00% ▪ Illustrative transaction closing date of December 31, 2009 ▪ Additional $2 billion "catch-up" buyback in 2010 to compensate for suspended 2H 2009 share repurchases as a result of the proposed transaction

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Implied Impact to PepsiCo: Acquisition of PBG Only, PAS Only and PBG & PAS Together

Pro Forma – PBG Only(1) Pro Forma – PAS Only(1) Pro Forma – PBG and PAS 50% Cash/50% Stock PBG;

50% Cash/50% Stock 100% Stock 50% Cash/50% Stock 50% Cash/50% Stock for Both 100% Stock PAS

PBG Offer Price per Share $36.50—- $36.50 $36.50

PBG Implied Prem. To Current 7.5%—- 7.5% 7.5%

PBG Implied Prem. To Unaffected 44.8%—- 44.8% 44.8%

PAS Implied Offer Price per Share—$28.50 $28.50 $28.50 $28.50

PAS Implied Prem. To Current—6.4% 6.4% 6.4% 6.4%

PAS Implied Prem. To Unaffected—43.4% 43.4% 43.4% 43.4%

2010E ($0.01) ($0.02) $0.00 $0.01 $0.03

EPS Accretion / (Dilution)—$ 2011E $0.05 $0.02 $0.04 $0.08 $0.11

2012E $0.08 $0.02 $0.05 $0.12 $0.15

Source: PepsiCo management.

Note: Assumes 6.0% cost of debt, transaction closes 12/31/09. Assumes $300mm of gross synergies. Assumes PepsiCo resumes $2bn buyback from 2009 in 2010.

(1)

Allocation of 70% and 30% of the $300mm of gross synergies to PBG and PAS, respectively, per PepsiCo management guidance. Allocation of one-time costs, dis-synergies, and investment spending also allocated based on PepsiCo management.

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APPENDIX

Additional PepsiCo Material

PepsiCo Relative Stock Price Performance

PepsiCo’s Closing Stock Price Price High Mean Low Perf.

130% 3 Months $57.28 $53.61 $49.10 14.0%

6 Months 57.28 52.02 45.81 13.2%

1 Year 73.23 55.99 45.81 (14.8%) 120%

2 Years 79.57 63.27 45.81 (14.6%) 110%

100%

Peers

(6.5%)

90%

PepsiCo (14.6%)

80%

70%

60%

7/07 1/08 7/08 1/09 7/09 PepsiCo Peers(1)

Note: As of July 31, 2009. 27 (1) Peers include Campbell, Coca-Cola, ConAgra, Danone, General Mills, Heinz, Hershey, Kellogg, Kraft, Nestlé, Sara Lee and Unilever.

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PepsiCo Trading Multiples vs. Peer Group

NTM P/E CY2009E EV/EBITDA

Hershey 18.4x Coca-Cola 12.1x Coca-Cola 15.6x Hershey 11.0x PepsiCo 14.6x Danone 10.6x Danone 14.6x Kellogg 10.2x

Kellogg 14.3x PepsiCo 10.2x Unilever 14.1x Kraft 9.9x Nestlé 14.1x H.J. Heinz 9.6x

H.J. Heinz 14.0x Unilever 9.1x Kraft 14.0x General Mills 9.1x General Mills 13.7x Campbell Soup 8.7x Campbell Soup 13.4x Nestlé 8.6x ConAgra 11.8x ConAgra 7.6x

Sara Lee 11.4x Sara Lee 6.6x

Mean: 14.1x(1) Mean: 9.4x(1)

Source: Company filings, FactSet and Wall Street research.

Note: PepsiCo data represents Street estimates. 28 (1) Mean excludes PepsiCo.

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PepsiCo Analyst Perspective

PepsiCo

Hold 11%

Price 2009E Date Broker Name Rec. Target EPS

Analyst 7/23/09 Davenport Buy $70.00 $3.75 Recommendations 7/23/09 Janney Buy 64.00 3.69 7/22/09 Stifel Nicolaus Buy 64.00 3.69 7/22/09 Barclays Buy 63.00 3.65 7/23/09 Deutsche Bank Buy 62.00 3.75 89% 7/22/09 UBS Buy 62.00 3.76 Buy 7/22/09 JPMorgan Buy 62.00 3.68

9 Analysts 7/23/09 Credit Suisse Buy 60.00 3.66 7/23/09 Gabelli Hold NA 3.70

$70.00 7/22/09 Goldman Sachs NA NA 3.72

$56.75 $63.38

$60.00

(7/31/09) High $70.00 $3.76 Mean 63.38 3.71 Low 60.00 3.65 Analyst Price Targets

High Mean Low

Mean: +12% vs. 7/31/09

29 Source: Wall Street research.

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Additional Materials

Board of Directors and Key Management

PBG PAS

Board Board Name Position Director Since Name Position Director Since

Chairman and Chief

Chairman, Chief Robert C. Pohlad 2000 Executive Officer Eric J. Foss Executive Officer and 2006 President Herbert M. Baum Director 1995 Richard G. Cline Director 1987 Linda G. Alvarado Independent Director 1999 Michael J. Corliss Director 2006 Lead Independent Barry H. Beracha 1999 Pierre S. du Pont Director 1990 Director Archie R. Dykes Lead Director 1985 John C. Compton Director 2008 Ira D. Hall Independent Director 2003 Jarobin Gilbert Jr. Director 1994 James R. Kackley Director 2004 Susan D. Kronick Independent Director 1999 Matthew M. Director 2001 Blythe J. McGarvie Independent Director 2002 McKenna John A. Quelch Independent Director 2005 Deborah Powell Director 2006 Javier G. Teruel Independent Director 2007 Cynthia M. Trudell Director 2008

Management Management Name Position With PBG Since Name Position With PAS Since

Chairman and Chief Robert C. Pohlad Chairman and CEO 1998 Eric J. Foss 1982 Executive Officer Kenneth E. Kaiser President and COO 2002 President PBG North CFO and Executive Robert C. King 1989 Alexander H. Ware 2003 America Vice President Yiannis Petrides President, PBG Europe 1987 Senior VP and Tim Gorman 1984 Controller Brent J. Franks President, PBG Mexico 1982 G. Michael Durkin, Jr. Executive VP, U.S. 1981 Senior Vice President and Executive VP, Alfred H. Drewes 1982 Chief Financial Officer James R. Rogers 2000 International Senior Vice President and Eric Llopis 2008 Chief Strategy Officer

Source: Public information.

31

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